EXHIBIT 99.1

EXECUTIVE OFFICERS OF WHITEBOX ADVISORS, LLC

The name, business address, present principal employment and citizenship of each executive officer of Whitebox Advisors, LLC is set forth below.

Name	Business Address	Present Principal Employment	Citizenship

Andrew Redleaf	3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416	Chief Executive Officer Whitebox Advisors, LLC	USA

Jonathan Wood	3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416	Chief Operating Officer Whitebox Advisors, LLC	USA

Mark Strefling	3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416	Chief Legal Officer Whitebox Advisors, LLC	USA

Clint Semm	3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416	Chief Financial Officer Whitebox Advisors, LLC	USA

Gary Helgeson	3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416	Chief Technology Officer Whitebox Advisors, LLC	USA

Richard Vigilante	3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416	Chief Communications Officer Whitebox Advisors, LLC	USA